Exhibit 5.1

575 Madison Avenue
New York, NY 10022-2585
212.940.8800 tel
212.940.8776 fax
www.kattenlaw.com

June 21, 2017

Monster Beverage Corporation

1 Monster Way

Corona, California 92879

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Monster Beverage Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) 1,250,000 shares of common stock, $0.005 par value per share (the “Shares”) of the Company under the Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors (the “Plan”) and (ii) $20,000,000 in deferred compensation obligations (the “Obligations”) of the Company under the Monster Beverage Corporation Deferred Compensation Plan for Non-Employee Directors (the “Deferral Plan,” a sub-plan of the Plan, and, together with the Plan, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.     The Registration Statement;

2.     The Company’s Amended and Restated Certificate of Incorporation, as currently in effect;

3.     The Company’s Amended and Restated Bylaws, as currently in effect;

4.     The Plan and Deferral Plan documents under which the Plans are established and maintained;

5.     Records of proceedings and actions of the Board of Directors and stockholders of the Company  relating to the Plans; and

June 21, 2017

6.              Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that, at the time of issuance of the Shares, (i) any and all agreements related to the issuance of the Shares under the Plan will conform to the forms of award agreements, as applicable, reviewed by us, and will have been duly executed and delivered by the Company and, as applicable, the recipients of the Shares, (ii) the Committee (as defined in the Plan) will have approved the issuance of the awards under the Plan, and (iii) any cash consideration payable to the Company in connection with any issuance of the Shares will not be less than the par value per share of the Common Stock.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that when (i) the Shares are issued and delivered by the Company and (to the extent applicable) paid for in accordance with the terms of the Plan and the relevant award agreements, and (ii) certificates representing the Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, or the Shares have been registered and issued electronically by such transfer agent and registrar for the Common Stock, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, and the other matters set forth herein, it is our opinion that when the Obligations are issued in accordance with the terms of the Deferral Plan, such Obligations will be valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally, and to general equitable principles, including concepts of commercial reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

Our opinion expressed above is limited to the laws of the State of California and the Delaware General Corporation Law. We do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ KATTEN MUCHIN ROSENMAN LLP